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Exhibit 5      OPINION OF COUNSEL



                                            October 22, 1997


Board of Directors
Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE   19894-0001

Gentlemen:

      I am Vice President and General Counsel of Hercules Incorporated ("Hercules"), a Delaware corporation, and I am familiar with the proceedings taken and proposed to be taken by Hercules in connection with the issuance and sale by the Company of up to 8,000,000 of its common shares (the "Common Shares"), pursuant to the Hercules Incorporated Long Term Incentive Compensation Plan (the "Plan").

      I have examined or caused to be examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") as proposed to be filed with the Securities and Exchange Commission for the registration of the same of such Common Shares under the Securities Act of 1933, as amended, and such records and documents as I have deemed necessary in order to express the opinions hereinafter set forth.

      Based upon the foregoing, I am of the opinion that Hercules is a duly incorporated and legally existing corporation under the laws of the State of Delaware. I am also of the opinion, based upon the foregoing and assuming compliance with applicable federal and state securities laws, that the Common Shares, when issued in the manner contemplated by the Registration Statement and the Plan, will be duly authorized, validly issued, and nonassessable.

      I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            Richard G. Dahlen
                                            Vice President and
                                            General Counsel